The American Funds Tax-Exempt Series II
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

February 29, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$24,603
Class B	$103
Class C	$1,477
Class F1	$1,472
Class F2	$970
Total	$28,625

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3292
Class B	$0.2677
Class C	$0.2633
Class F1	$0.3197
Class F2	$0.3426

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	75,088
Class B	347
Class C	5,624
Class F1	4,503
Class F2	3,678
Total	89,240

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.17
Class B	$17.17
Class C	$17.17
Class F1	$17.17
Class F2	$17.17